UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014 (March 10, 2014)

THE WENDY’S COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dave Thomas Blvd., Dublin, Ohio		43017
(Address of principal executive offices)		(Zip Code)
(614) 764-3100
(Registrant’s telephone number, including area code)
 N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2014, The Wendy’s Company (the “Company”) completed a transition of its operations leadership team. John N. Peters, Senior Vice President of North America Operations, left the Company on that date to join a partnership with prominent Wendy’s® franchisee Rick Holland, and, as previously announced, together they have signed an agreement to purchase 40 Company-operated restaurants in the Phoenix market as part of the Company’s System Optimization initiative. Mr. Peters will also lead operations for Wendy’s restaurants that Mr. Holland currently owns in Arizona, Colorado, Michigan, South Dakota and Ohio. The Phoenix transaction is scheduled to close before the end of the first quarter of 2014, subject to the satisfaction of customary closing conditions.
Robert D. Wright joined the Company in December 2013 and has now assumed the role of Chief Operations Officer following a transition period with Mr. Peters.
Background and Experience of Mr. Wright
Prior to joining the Company, Mr. Wright served as President, Chief Operating Officer and Interim Chief Executive Officer of Charley’s Grilled Subs from December 2010 to December 2013. In this general management role, he led all company and franchise operations, marketing, supply chain, training, human resources and business analysis for the Charley’s system, which has more than 500 restaurants in 47 states and U.S. territories and 20 countries.
Prior to that, Mr. Wright served as Executive Vice President of Company and Franchise Operations for Checkers Drive-In Restaurants Inc. from January 2008 to August 2010, where he was responsible for more than 800 restaurants operating as Checkers and Rally’s.
Previously, Mr. Wright worked for 10 years at Wendy’s International, Inc., where he held a number of positions of increasing responsibility, scope and complexity, including Franchise Area Director from 1998 to 2000, Director of Area Operations from 2000 to 2005, President of Café Express, LLC from 2005 to 2006, and Vice President of Operations and Training Integration from 2006 to 2008.
Mr. Wright started his career with Domino’s Pizza Inc., where he held a number of roles supporting both company and franchise operations over an 11-year period. He earned a bachelor’s degree in Business Management from LeTourneau University in Longview, Texas, where he was an honors graduate. Mr. Wright is 46 years of age.
Compensation for Mr. Wright
Mr. Wright’s annual base salary is $375,000, payable in accordance with the Company’s normal payroll practices. Mr. Wright’s base salary will be subject to annual review by the Compensation Committee of the Company’s Board of Directors.

Within 30 days after commencement of employment, the Company paid Mr. Wright a cash sign-on bonus of $200,000. If, prior to the first anniversary of commencement of employment, Mr. Wright voluntarily terminates his employment or is terminated for cause, Mr. Wright will be required to repay the after-tax portion of such bonus.
Mr. Wright will participate in the Company’s annual cash incentive compensation plan in effect for senior executives of the Company. Under such plan, Mr. Wright will be eligible to receive a specified percentage of his base salary if targets and performance measures set by the Performance Compensation Subcommittee (the “Subcommittee”) of the Company’s Board of Directors are achieved. Mr. Wright’s annual target cash incentive opportunity will be 75% of his annual base salary.
Mr. Wright will be eligible for awards under the Company’s annual long-term incentive award program in effect for other senior executives of the Company. For 2014, Mr. Wright will be eligible to receive an equity award with an award value equal to $400,000 on the date on which the Subcommittee grants awards to other senior executives of the Company. The Subcommittee will determine how the award will be allocated between stock options and such other forms of equity as the Subcommittee in its discretion determines.

Mr. Wright will also be entitled to benefits as are generally made available to other senior executives of the Company, including participation in health/medical, insurance and car allowance programs.
In the event that Mr. Wright’s employment is terminated by the Company without cause, he would be entitled to the following benefits:

•
One year of salary continuation without offset for subsequent employment from date of termination. These biweekly payments would also include installments of annual incentive paid for the year prior to the year of termination.

•	Second year of salary continuation, subject to offset for subsequent employment.

•	Prorated annual incentive payment for year of termination, payable when annual incentives are paid to other senior executives of the Company.

•
Unvested equity would vest pro rata (on a monthly basis) to the date of termination, unless terms of awards are more favorable. Any performance-based equity would be determined based on plan and award terms. Vested stock options would be exercisable for one year after the date of termination.

•	COBRA health and medical coverage can be continued for 18 months after date of termination, at Mr. Wright’s cost.

•	Lump sum cash payment of $30,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WENDY’S COMPANY
(Registrant)
Date: March 13, 2014	By:/s/ Dana Klein
Dana Klein
Senior Vice President - Corporate and Securities Counsel, and
Assistant Secretary